PRESS RELEASE	Contact: Stephen A. Fowle
June 24, 2010	(302) 571-6833 sfowle@wsfsbank.com

WSFS TO ACQUIRE CHRISTIANA BANK & TRUST COMPANY

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, today announced that it has signed a definitive agreement with National Penn Bancshares, Inc. (NASDAQ: NPBC), to acquire its wholly-owned subsidiary Christiana Bank & Trust Company located in Greenville, Delaware.

As part of the $34.5 million cash transaction, WSFS will acquire approximately $161 million in deposits, approximately $115 million in performing loans and approximately $6 billion in trust assets under administration or management held at Christiana as of May 31, 2010.  WSFS will not acquire any of Christiana's currently classified or nonaccrual loans or OREO in the transaction.  The transaction is expected to close in the fourth quarter of 2010, subject to customary regulatory approvals.

WSFS President and Chief Executive Officer Mark A. Turner said, “This combination furthers many important goals of ours.  It significantly advances our strategic plan efforts in Trust & Wealth Management, adding fee income, diversity and strength to our revenues and franchise value.  It enhances our retail banking presence in an important Delaware market.  The transaction is financially attractive, as it is expected to be accretive to Earnings Per Share in 2011.  It is also well structured to be clear from assuming any risk and distraction in classified loans, non-performing loans and OREO.  Christiana Bank & Trust has built an enviable franchise.  We are excited to partner with them.”

Zissimos A. Frangopoulos, President, Chief Executive Officer and Director of Christiana Bank & Trust said, “We are extremely pleased to join forces with WSFS.  Their larger Delaware presence will benefit our Associates and our customers, and we strongly believe our track record in Trust & Wealth Management will be a nice addition for WSFS.   We also share many things in common, including a common geography, passion for our customers and a reputation for reliability, strength and service.”

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Sandler O’Neill + Partners, L.P. acted as the financial advisors to WSFS and its legal counsel was Malizia Spidi & Fisch, PC.  The agreement has been approved by the Boards of Directors of WSFS and National Penn Bancshares, Inc.

An audio webcast to discuss highlights of this transaction will be conducted on Friday, June 25, 2010 at 8:00 A.M. Eastern Daylight Time.

Audio Webcast: WSFS’ presentation can be accessed via live audio webcast at: http://investor.shareholder.com/media/eventdetail.cfm?eventid=83024&CompanyID=WSFS&e=1&mediaKey=9890B62B8626587028BEFDE47B0BA30F

Conference Call: If you are unable to log-in to the webcast you can call 877-312-5857 to listen in.  For calling outside of the United States please dial 253-237-1168.

Replay: For those unable to listen, the audio webcast will be archived for 90 days after the event.

Presentation Materials:  Presentation slides will be included as part of the webcast and will also be available on the Investor Relations page of the Company’s website, Friday, June 25, 2010 prior to the webcast.

About WSFS Financial Corporation
WSFS Financial Corporation is a $3.8 billion financial services company.  Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 40 banking offices located in Delaware (35), Pennsylvania (4) and Virginia (1).  WSFS Bank provides comprehensive financial services including trust and wealth management. Other subsidiaries include WSFS Investment Group, Inc. and Montchanin Capital Management, Inc.  Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

Forward-looking statements
Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various assumptions (some of which may be beyond the Company’s control) are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of our financial assets; changes in government regulation affecting financial institutions and potential expenses associated therewith; changes resulting from our participation in the CPP including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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